REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Trustees and shareholders
Payden & Rygel Investment Group

In planning and performing our audit of the financial statements of Payden & Rygel Investment Group (the
"Paydenfunds"), including Global Short Bond Fund,
Global Fixed Income Fund, Emerging Markets Bond Fund,
Growth & Income Fund, Market Return Fund, U.S. Growth
Leaders Fund, Small Cap Leaders Fund, Bunker Hill Money
Market Fund, Limited Maturity Fund, Short Bond Fund,
U.S. Government Fund, GNMA Fund, Real Return Fund, Core
Bond Fund, Opportunity Bond Fund, High Income Fund, Tax
Exempt Bond Fund and California Municipal Income Fund, for the year ended October 31, 2004 (on which we have issued our report dated December 22, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Paydenfunds' internal control.

The management of the Paydenfunds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Paydenfunds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under auditing standards of the Public Company Accounting Oversight
Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Paydenfunds' internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2004.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of Payden & Rygel Investment Group and the
U.S. Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP

Chicago, Illinois
December 22, 2004